Fresh Del Monte Produce Inc. Fresh Del Monte Produce Inc. Reports First Quarter 2023 Financial Results

CORAL GABLES, FL. - May 3, 2023 - Fresh Del Monte Produce Inc. (NYSE: FDP), ("Fresh Del Monte" or the "Company") today reported financial results for the first quarter ended March 31, 2023.

Financial highlights for the first quarter 2023:

Fresh Del Monte Produce Inc. and Subsidiaries
(U.S. dollars in millions, except per share data) - (Unaudited)
	Quarter Ended
	March 31, 2023	April 1, 2022
Net sales	$1,128.5	$1,136.9
Gross profit	$97.0	$89.8
FDP net income(1)	$39.0	$25.8
Diluted EPS(2)	$0.81	$0.54
Adjusted diluted EPS(3)	$0.55	$0.55
Adjusted EBITDA(3)	$65.1	$62.8
Adjusted EBITDA margin(3)	5.8%	5.5%
Dividend payout	$0.15/per share	$0.15/per share
(1) "FDP net income" as referenced throughout this release is defined as Net income attributable to Fresh Del Monte Produce Inc.
(2) "Diluted EPS" represents diluted earnings per share and is calculated as FDP net income divided by diluted weighted average shares.
(3) Non-GAAP financial measure. Reconciliations and other information required by Regulation G can be found below under "Non-GAAP Measures."

“Our first quarter results of 2023 are a testament to our focus on profitability as we continue to commit to efficiency and optimization of resources. Our gross profit and margin were strong, which reflects our ongoing strategic efforts to further increase our profitability,” said Mohammad Abu-Ghazaleh, Fresh Del Monte’s Chairman and Chief Executive Officer. “During the quarter, as part of our asset optimization plan, we finalized the sale of three underutilized properties. We are laser-focused on being flexible and agile and on identifying market opportunities that will increase shareholder value.”

Net sales for the first quarter of 2023 decreased $8.4 million, or 1%, compared with the prior-year period. The decrease in net sales was impacted by lower per unit selling prices of avocados, lower volumes in the fresh and value-added products segment, and negative fluctuations in exchange rates, primarily in Europe and Asia. Partially offsetting the decrease in net sales were higher per unit selling prices across most other products and higher banana sales volume.

Gross profit for the first quarter of 2023 was $97.0 million compared with $89.8 million in the prior-year period driven by higher per unit selling prices across most product categories combined with lower distribution costs. Partially offsetting the increase in gross profit were higher production and procurement costs across most product categories as well as higher ocean freight costs.

Adjusted gross profit(3) for the first quarter of 2023 was $98.8 million. Adjusted gross profit excludes $1.8 million of other product-related charges primarily due to the sale of two distribution centers in the Middle East. There were no adjustments to gross profit in the first quarter of 2022.

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Fresh Del Monte Produce Inc.

Operating income for the first quarter of 2023 was $74.5 million compared with $39.8 million in the prior-year period, and Adjusted operating income(3) was $51.2 million compared with $40.4 million in the prior-year period. The increase in operating income was primarily due to the gain on sale of underutilized assets and higher gross profit. Adjusted operating income excludes $2.4 million of asset impairment and other charges, net related to a cybersecurity incident in early 2023, and $27.5 million gain on sale of which $20.5 million was related to the sale of two distribution centers in the Middle East and $6.8 million was related to the sale of an idle facility in North America. In the prior-year period, Adjusted operating income excludes asset impairment and other charges of $1.0 million and a gain on sale of $0.4 million.

Other expense, net for the first quarter of 2023 was $9.3 million compared with $4.0 million in the prior-year period. The increase primarily relates to higher foreign currency related losses.

FDP net income(1) for the first quarter of 2023 was $39.0 million compared with $25.8 million in the prior-year period and Adjusted FDP net income(3) was $26.6 million compared with $26.2 million in the prior-year period. Adjusted FDP net income for the first quarter of 2023 excludes the abovementioned other product-related charges, $2.4 million of asset impairment and other charges, gain on sales, as well as $7.6 million of minority interest expense associated with the gain on sale and a $3.3 million tax effect related to all adjustments. In the prior-year period, Adjusted FDP net income primarily excludes the abovementioned asset impairments and other charges and gain on sale.

First Quarter 2023 Business Segment Performance and Selected Financial Data
(As reported in business segment data)

	Fresh Del Monte Produce Inc. and Subsidiaries
	Business Segment Data
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 31, 2023					April 1, 2022
Segment Data:
	Net Sales		Gross Profit		Gross Margin	Net Sales		Gross Profit		Gross Margin
Fresh and value-added products	$643.4	57%	$47.1	49%	7.3%	$672.7	59%	$44.4	49%	6.6%
Banana	425.1	38%	43.2	45%	10.2%	406.0	36%	37.7	42%	9.3%
Other products and services	60.0	5%	6.7	6%	11.2%	58.2	5%	7.7	9%	13.1%
	$1,128.5	100%	$97.0	100%	8.6%	$1,136.9	100%	$89.8	100%	7.9%

First Quarter 2023 Business Segment Performance
Fresh and Value-Added Products

Net sales for the first quarter of 2023 decreased by $29.3 million, or 4%, when compared with the prior-year period, primarily due to lower per unit selling prices of avocados combined with a decrease in total sales volume for the segment, mostly of fresh-cut vegetables, prepared foods products and vegetables. The decrease was partially offset by higher per unit selling prices across most other product categories and higher pineapple sales volume.
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Fresh Del Monte Produce Inc.

Gross profit for the first quarter of 2023 was $47.1 million compared with $44.4 million in the prior-year period. Despite lower net sales, gross profit was positively impacted by higher per unit selling prices for most product categories. The segment continued to be negatively impacted by cost pressures for raw materials such as packaging materials and fertilizers as well as higher ocean freight costs. Gross profit for the fresh and value-added products segment included a $1.7 million inventory write-off primarily due to the sale of two distribution centers in the Middle East. There were no other product-related charges during the prior-year period. As a result of these factors, gross margin increased to 7.3% compared with 6.6% in the prior-year period.

Banana

Net sales for the first quarter of 2023 increased by $19.1 million, or 5%, compared with the prior-year period. The increase in net sales was primarily related to higher per unit selling prices in most regions and higher sales volume in North America and Europe.

Gross profit for the first quarter of 2023 was $43.2 million compared with $37.7 million in the prior-year period. The increase in gross profit was primarily driven by higher net sales, partially offset by higher procurement and production costs, such as packaging material and labor, as well as ocean freight costs. As a result of these factors, gross margin increased to 10.2% compared with 9.3% in the prior-year period.

Other Products and Services

Net sales for the first quarter of 2023 increased by $1.8 million, or 3%, compared with the prior-year period, mainly due to higher net sales of third-party freight services.

Gross profit for the first quarter of 2023 decreased by $1.0 million compared with the prior-year period driven by higher costs. Gross margin decreased to 11.2% from 13.1% in the prior-year period.

Cash Flows

Net cash provided by operating activities for the first quarter of 2023 was $15.5 million compared with net cash used in operating activities of $0.3 million in the prior-year period. The increase was primarily attributable to working capital fluctuations, mainly related to levels of accounts receivable and raw materials and packaging supplies inventory.

Total Long Term Debt

Total long-term debt decreased to $472.7 million at the end of the first quarter of 2023 from $554.1 million at the end of the first quarter of 2022.

Quarterly Cash Dividend

On May 2, 2023, the Company's Board of Directors declared a quarterly cash dividend of $0.20 per share, payable on June 9, 2023 to shareholders of record on May 17, 2023.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(U.S. dollars in millions, except share and per share data) - (Unaudited)

	Quarter ended

Statement of Operations:	March 31, 2023	April 1, 2022
Net sales	$1,128.5	$1,136.9
Cost of products sold	1,029.7	1,047.1
Other product-related charges	1.8	—
Gross profit	97.0	89.8
Selling, general and administrative expenses	47.6	45.2
Gain (loss) on disposal of property, plant and equipment, net	27.5	(3.8)
Asset impairment and other charges, net	2.4	1.0
Operating income	74.5	39.8
Interest expense, net	7.9	5.3
Other expense, net	9.3	4.0
Income before income taxes	57.3	30.5
Income tax provision	9.5	5.8
Net income	$47.8	$24.7
Less: Net income (loss) attributable to redeemable and noncontrolling interests	8.8	(1.1)
Net income attributable to Fresh Del Monte Produce Inc.	$39.0	$25.8
Earnings per share(1):
Basic	$0.81	$0.54
Diluted	$0.81	$0.54
Dividends declared per ordinary share	$0.15	$0.15
Weighted average number of ordinary shares:
Basic	47,892,934	47,665,122
Diluted	48,153,540	47,856,286
(1) Earnings per share ("EPS") is calculated based on Net income attributable to Fresh Del Monte Produce Inc.
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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(U.S. dollars in millions) - (Unaudited)

	March 31, 2023	December 30, 2022

Assets
Current assets:
Cash and cash equivalents	$35.7	$17.2
Trade and other accounts receivable, net	515.2	464.5
Inventories, net	646.9	669.0
Other current assets	48.1	90.7
Total current assets	1,245.9	1,241.4

Investment in and advances to unconsolidated companies	18.9	18.0
Property, plant and equipment, net	1,295.0	1,309.5
Operating lease right-of-use assets	221.3	213.8
Goodwill	423.1	422.9
Intangible assets, net	133.4	135.0
Other noncurrent assets	105.5	118.3
Total assets	$3,443.1	$3,458.9

Liabilities and shareholders' equity
Current liabilities:
Accounts payable and accrued expenses	$537.7	$549.9
Current maturities of debt and finance leases	1.4	1.3
Current maturities of operating leases	43.9	41.6
Other current liabilities	20.0	14.2
Total current liabilities	603.0	607.0

Long-term debt and finance leases	479.6	547.1
Operating leases, less current maturities	153.9	147.3
Other noncurrent liabilities	187.4	182.5
Total liabilities	1,423.9	1,483.9

Redeemable noncontrolling interest	49.4	49.4

Total Fresh Del Monte Produce Inc. shareholders' equity	1,940.4	1,904.7
Noncontrolling interests	29.4	20.9
Total shareholders' equity	1,969.8	1,925.6
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$3,443.1	$3,458.9

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Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(U.S. dollars in millions) - (Unaudited)
	Quarter ended
	March 31, 2023	April 1, 2022
Operating activities:
Net income	$47.8	$24.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22.1	23.6
Amortization of debt issuance costs	0.1	0.1
Share-based compensation expense	2.3	1.7
Deferred income taxes	(3.9)	(3.3)
(Gain) loss on disposal of property, plant and equipment	(27.5)	3.8
Other, net	1.9	(2.9)
Changes in operating assets and liabilities:
Receivables	(50.6)	(82.2)
Inventories	17.4	(19.2)
Prepaid expenses and other current assets	(2.3)	(0.5)
Accounts payable and accrued expenses	1.0	53.5
Other assets and liabilities	7.2	0.4
Net cash provided by (used in) operating activities	15.5	(0.3)

Investing activities:
Capital expenditures	(10.0)	(11.1)
Proceeds from sales of property, plant and equipment	90.7	1.6
Investments in unconsolidated companies	(1.1)	(7.1)
Net cash provided by (used in) investing activities	79.6	(16.6)

Financing activities:
Net (repayments) borrowings on debt	(67.1)	35.0
Distributions to noncontrolling interests	(0.3)	—
Net payments related to share-based awards	(0.5)	(0.8)
Dividends paid	(7.2)	(7.2)
Other financing activities	(0.8)	(0.3)
Net cash (used in) provided by financing activities	(75.9)	26.7
Effect of exchange rate changes on cash	(0.7)	(0.6)
Net increase in cash and cash equivalents	18.5	9.2
Cash and cash equivalents, beginning	17.2	16.1
Cash and cash equivalents, ending	$35.7	$25.3

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Fresh Del Monte Produce Inc.

Non-GAAP Measures

The Company's results are determined in accordance with U.S. generally accepted accounting principles (GAAP). Certain information presented in this press release reflects adjustments to GAAP measures such as amounts related to asset impairment and other charges, net, gain on disposal of property, plant and equipment, net, and other product-related charges. These adjustments result in non-GAAP financial measures and are referred to in this press release as Adjusted gross profit, Adjusted gross margin, Adjusted operating income, Adjusted FDP net income, and Adjusted diluted EPS. Management believes these adjustments provide a more comparable analysis of the underlying operating performance of the business.

This press release also includes non-GAAP measures such as EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin. EBITDA is defined as net income attributable to Fresh Del Monte Produce Inc. excluding interest expense, net, provision for income taxes, depreciation and amortization, and share-based compensation expense. Adjusted EBITDA represents EBITDA with additional adjustments for non-recurring items. EBITDA margin represents EBITDA as a percentage of net sales, and Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Adjusted gross profit, Adjusted operating income, Adjusted FDP net income, and Adjusted EBITDA provide the Company with an understanding of the results from the primary operations of its business. The Company uses these metrics because management believes they provide more comparable measures to evaluate period-over-period operating performance since they exclude special items that are not indicative of the Company's core business or operations. These measures may be useful to an investor in evaluating the underlying operating performance of the Company's business because these measures:

1.Are used by investors to measure a company's comparable operating performance;
2.Are financial measurements that are used by lenders and other parties to evaluate creditworthiness; and
3.Are used by the Company's management for various purposes, including as measures of performance of its operating entities, as a basis of strategic planning and forecasting, and in certain cases as a basis for incentive compensation.

Because all companies do not use identical calculations, the Company's presentation of these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are provided in the financial tables that accompany this release.

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Non-GAAP Reconciliation
	(U.S. dollars in millions, except per-share amounts) - (Unaudited)

	Quarter ended
	March 31, 2023				April 1, 2022
	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS	Gross profit	Operating income	Net income attributable to Fresh Del Monte Produce Inc.	Diluted EPS
As reported	$97.0	$74.5	$39.0	$0.81	$89.8	$39.8	$25.8	$0.54
Adjustments:
Other product-related charges (1)	1.8	1.8	1.8	0.03	—	—	—	—
Asset impairment and other charges, net (2)	—	2.4	2.4	0.05	—	1.0	1.0	0.02
(Gain) on disposal of property, plant and equipment, net (3)	—	(27.5)	(27.5)	(0.57)	—	(0.4)	(0.4)	(0.01)
Other adjustments (4)	—	—	7.6	0.16	—	—	—	—
Tax effects of all adjustments (5)	—	—	3.3	0.07	—	—	(0.2)	—
As adjusted	$98.8	$51.2	$26.6	$0.55	$89.8	$40.4	$26.2	$0.55

	Fresh Del Monte Produce Inc. and Subsidiaries
	Segment Gross Profit Non-GAAP Reconciliation
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 31, 2023			April 1, 2022
	Fresh and value-added products	Banana	Other products and services	Fresh and value-added products	Banana	Other products and services
Gross profit (as reported)	$47.1	$43.2	$6.7	$44.4	$37.7	$7.7
Adjustments:
Other product-related charges (1)	1.7	0.1	—	—	—	—
Adjusted Gross profit	$48.8	$43.3	$6.7	$44.4	$37.7	$7.7

Adjusted Gross margin (a)	7.6%	10.2%	11.2%	6.6%	9.3%	13.1%
(a) Calculated as Adjusted Gross profit as a percentage of net sales.

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Fresh Del Monte Produce Inc.

	Fresh Del Monte Produce Inc. and Subsidiaries
	Reconciliation of EBITDA and Adjusted EBITDA
	(U.S. dollars in millions) - (Unaudited)

	Quarter ended
	March 31, 2023	April 1, 2022
Net income attributable to Fresh Del Monte Produce Inc.	$39.0	$25.8
Interest expense, net	7.9	5.3
Income tax provision	9.5	5.8
Depreciation & amortization	22.1	23.6
Share-based compensation expense	2.3	1.7
EBITDA	$80.8	$62.2

Adjustments:
Other product-related charges (1)	1.8	—
Asset impairment and other charges, net (2)	2.4	1.0
(Gain) on disposal of property, plant and equipment, net (3)	(27.5)	(0.4)
Other adjustments (4)	7.6	—
Adjusted EBITDA	$65.1	$62.8

Net sales	$1,128.5	$1,136.9

EBITDA margin (a)	7.2%	5.5%
(a) Calculated as EBITDA as a percentage of net sales.
Adjusted EBITDA margin (b)	5.8%	5.5%
(b) Calculated as Adjusted EBITDA as a percentage of net sales.

(1)Other product-related charges for the quarter ended March 31, 2023 of $1.8 million consisted of inventory write-offs which were primarily related to the sale of two distribution centers in the Middle East.

(2)Asset impairment and other charges, net for the quarter ended March 31, 2023 primarily consisted of expenses incurred in connection with a cybersecurity incident which occurred during early 2023. The incident temporarily impacted certain of the Company's operational and information technology systems, and resulted in incremental costs primarily related to the engagement of specialized legal counsel and other incident response advisors. The Company's critical operational data and business systems were promptly recovered and accordingly, the incident did not have a material impact on the Company's financial results for the first quarter of 2023 and is not expected to have a material impact on future quarters. Asset impairment and other charges, net for the quarter ended April 1, 2022 primarily related to severance expense in connection with the departure of the Company's former President and Chief Operating Officer.

(3)Gain on disposal of property, plant and equipment, net for the quarter ended March 31, 2023 primarily related to a $20.5 million gain on the sale of two distribution centers and related assets in the Middle East and a $6.8 million gain on the sale of an idle facility in North America. Gain on disposal of property, plant and equipment, net of $0.4 million for the quarter ended April 1, 2022 primarily related to sales of assets, mainly in Central America.

(4)Other adjustments for the quarter ended March 31, 2023 primarily related to the portions of the gain on disposal of property, plant, and equipment, net and other product-related charges which were attributable to a minority interest partner, reflected in net income (loss) attributable to redeemable and noncontrolling interests.

(5)Tax effects are calculated in accordance with ASC 740, Income Taxes, using the same methodology as the GAAP provision of income taxes. Income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for each jurisdiction in which such adjustments were incurred, except for those items which are non-taxable for which the tax provision was calculated at 0%. Certain non-GAAP adjustments were subject to valuation allowances and therefore were calculated at 0%.

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Fresh Del Monte Produce Inc.

Conference Call and Webcast Data

Fresh Del Monte will host a conference call and simultaneous webcast at 10:00 a.m. Eastern Time today to discuss the first quarter 2023 financial results and to review the Company’s progress and outlook. The webcast can be accessed on the Company’s Investor Relations home page at https://investorrelations.freshdelmonte.com. The call will be available for re-broadcast on the Company’s website approximately two hours after the conclusion of the call for a period of one year.
About Fresh Del Monte Produce Inc.

Fresh Del Monte Produce Inc. is one of the world's leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared food in Europe, Africa and the Middle East. Fresh Del Monte markets its products worldwide under the Del Monte® brand (under license from Del Monte Foods, Inc.), a symbol of product innovation, quality, freshness and reliability for over 135 years. The Company also markets its products under the Mann™ brand and other related trademarks. Fresh Del Monte Produce Inc. is not affiliated with certain other Del Monte companies around the world, including Del Monte Foods, Inc., the U.S. subsidiary of Del Monte Pacific Limited, Del Monte Canada, or Del Monte Asia Pte. Ltd. Fresh Del Monte is the first global marketer of fruits and vegetables to commit to the “Science Based Targets” initiative. In 2023, for the second consecutive year, Fresh Del Monte Produce was ranked as one of "America's Most Trusted Companies" by Newsweek based on an independent survey rating companies on three different touchpoints, including customer trust, investor trust, and employee trust. Fresh Del Monte Produce is traded on the NYSE under the symbol FDP.

Forward-looking Information

This press release and the related earnings call contain certain forward-looking statements regarding the intent, beliefs or current expectations of the Company. These statements include statements that are preceded by, followed by or include the words “believes”, “expects”, “anticipates”, “may” or similar expressions with respect to various matters. Specifically, this press release and the earnings call contain forward-looking statements regarding the Company’s plans and expectations for future performance, including the Company’s (a) commitment to efficiency and optimization of resources and the impact on its results of operations; (b) strategies and goals for evaluation of its product lines and assets and the impacts to profitability; (c) focus on flexibility and identification of market opportunities and the impact to shareholder value; (d) focus on optimizing the use of capital and operating assets; (e) expectations regarding the impact on its return of assets, reduction of costs and increase in efficiency associated with the sale of underutilized assets; (f) expansion of its logistics business, the strategies for expansion and the impacts of such strategies; (g) ongoing focus on innovation and value-added products, including developing opportunities with customers in North America; (h) changes to, or launches of, new product lines or programs and the impact to the Company’s results; and (i) strategies and goals for industry innovation, including becoming a technology-driven, sustainable company. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The Company’s actual plans and performance may differ materially from those in the forward-looking statements as a result of various factors, including (i) macroeconomic factors, including inflation, interest rates and foreign exchange rates; (ii) the Company’s ability to successfully develop and expand its logistics business, (iii) trends and other factors affecting consumer preferences, including whether consumers are receptive to the ideas and innovations made by the Company, (iv) its inability to accurately identify underperforming product lines and assets, and (v) other factors outside the Company’s control that impact its and other growers’ crop quality and yields. In addition, these forward-looking statements and the information in this press release and the earnings call are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s most recently filed Annual Report on Form 10-K. All forward-looking statements in this press release are based on information available to us on the date hereof, and we assume no obligation to update such statements.

For information, contact:
Monica Vicente
Senior Vice President, Chief Financial Officer
305-520-8433
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